Exhibit 99.1

PRIMERICA REPORTS THIRD QUARTER 2019 RESULTS

New life-licensed representatives increase 8%; sales force grows to 130,871

Investment and Savings Products sales increase 5%; client asset values reach record high at $66 billion

Term Life net premiums grow 9%; adjusted direct premiums grow 10%

Net earnings per diluted share (EPS) of $2.28, up 17%; return on stockholders’ equity (ROE) of 24.1%

Adjusted operating EPS of $2.26, up 17%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 24.9%

Declared dividend of $0.34 per share, payable on December 13, 2019

Duluth, GA, November 6, 2019 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended September 30, 2019. Total revenues of $520.7 million increased 7% compared to the third quarter of 2018.  Net income of $96.2 million increased 13%, while earnings per diluted share of $2.28 increased 17% compared to the same quarter last year.  ROE remained robust at 24.1% for the current quarter.

Adjusted operating revenues were $519.8 million, increasing 7% compared to the third quarter of 2018. Adjusted net operating income of $95.6 million increased 13%, while adjusted operating earnings per diluted share of $2.26 increased 17% compared to the same quarter last year.  ROAE increased to 24.9% during the current quarter from 23.7% during the third quarter of 2018.

The Company’s financial strength and stability are evidenced by another quarter of solid operating results.  In the Term Life segment, adjusted direct premiums grew 10% year-over-year and pre-tax margins expanded to 20.1% from 19.6% in the prior year period.  The Investment and Savings Products (ISP) segment’s performance also contributed to quarterly results with year-over-year growth in revenues of 5% supported by robust sales and rising client asset values.  ISP pre-tax income grew 8% due to operating expense savings that continue to enhance bottom line growth.    Consolidated insurance

and other operating expenses grew 3% as the Company’s technology initiatives progress.  During the quarter, the Company repurchased $70.3 million of common stock and is on track to achieve its $225 million repurchase target for the year.

“The third quarter was marked by a number of solid achievements.  The size of our life-licensed sales force remained strong while investment product sales and client asset values increased, resulting in year-over-year growth in earnings per share of 17%,” said Glenn Williams, Chief Executive Officer.  “The need for financial security in middle-income households has never been greater and Primerica is uniquely positioned to assist these families.”

Third Quarter Distribution & Segment Results

Distribution Results
	Q3 2019	Q3 2018	% Change
Life Licensed Sales Force (1)	130,871	130,658	*
Recruits	72,345	76,146	(5)%
New Life-Licensed Representatives	12,682	11,715	8%
Life Insurance Policies Issued	73,434	74,892	(2)%
Life Productivity (2)	0.19	0.19	*
ISP Product Sales ($ billions) (3)	$1.86	$1.76	5%
Average Client Asset Values ($ billions)	$66.00	$63.36	4%

(1)	End of period
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month
(3)	Percentage change is calculated prior to rounding

*     Not calculated or less than 1%

Segment Results
	Q3 2019	Q3 2018	% Change
	($ in thousands)
Adjusted Operating Revenues: (1)
Term Life Insurance	$314,527	$287,972	9%
Investment and Savings Products	173,153	165,269	5%
Corporate and Other Distributed Products	32,154	31,963	1%
Total adjusted operating revenues (1)	$519,834	$485,204	7%

Adjusted Operating Income (loss) before income taxes:(1)
Term Life Insurance	$83,761	$74,337	13%
Investment and Savings Products	48,794	45,052	8%
Corporate and Other Distributed Products	(8,235)	(7,531)	9%
Total adjusted operating income before income taxes (1)	$124,320	$111,858	11%

(1)	See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.

Life Insurance Licensed Sales Force

On September 30, 2019, the Company had a total of 130,871 independent life-licensed representatives, up slightly from September 30, 2018.  As our focus during the quarter shifted to licensing the large number of individuals recruited in the period immediately following the biennial convention, licensing increased 8% compared to the third quarter of 2018, while the number of new recruits declined 5%.

Term Life Insurance

Revenues of $314.5 million during the third quarter increased 9% compared to the third quarter of 2018, driven by 10% growth in adjusted direct premiums.  Persistency trended favorably, while benefits and claims were in line with historical experience.  Quarterly income before income taxes of $83.8 million increased 13% year-over-year.

New life insurance policies issued during the third quarter of 2019 was 73,434, down 2% compared to the third quarter of 2018.  Productivity for the quarter was 0.19 policies per life insurance licensed representative per month, consistent with the third quarter of 2018.

Investment and Savings Products

Revenues of $173.2 million during the third quarter increased 5% compared to the third quarter of 2018 as a result of a 5% increase in product sales to $1.9 billion and a 4% increase in average client asset values to $66 billion.  The increase in sales volume was largely due to higher sales of mutual funds and variable annuities products, while client asset values increased due to a combination of market appreciation and net new client inflows of $186 million.  Sales and asset-based commission expenses were generally consistent with the associated revenues.  The continued benefit of operating expense savings initiatives led to an 8% increase in income before income taxes year-over-year.

Net Investment Income

Net investment income during the quarter benefited approximately $1.2 million due to an increase in the size of the invested asset portfolio and higher book earnings on the deposit asset underlying the 10% coinsurance agreement.  These were partly offset by lower investment yields on purchases made in the general portfolio.

Taxes

In the third quarter of 2019, the effective income tax rate was 23.1% compared 23.6% during the third quarter of 2018.  The current quarter rate is consistent with our expected full year rate of approximately 23%.

Capital

During the third quarter of 2019, the Company repurchased 585,635 shares of common stock with a value of $70.3 million, bringing the year-to-date total to $181 million.  The Board of Directors has approved a dividend of $0.34 per share, payable on December 13, 2019, to stockholders of record on November 20, 2019.

Primerica has a strong balance sheet and continues to be well-capitalized to meet future needs.  Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be about 440% as of September 30, 2019.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (IPO coinsurance transactions) for all periods presented.  We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.  Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, and diluted adjusted operating earnings per share exclude the impact of realized investment gains (losses) and fair value mark-to-market (MTM) investment adjustments, including other-than-temporary impairments (OTTI), for all periods presented.  We exclude realized investment gains (losses) and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset's maturity or sale that are not directly associated with the Company's insurance operations.  In 2018, we excluded from adjusted net operating income and diluted adjusted operating earnings per share the one-time transition impact of adjustments made to finalize the provisional amounts recognized from the enactment of the Tax Cuts and Jobs Act of 2017 (tax reform) in order to present meaningful and useful period-over-period comparisons that could be distorted by the historically infrequent tax law change.  Adjusted stockholders' equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented.  We exclude unrealized investment gains (losses) in measuring adjusted stockholders' equity as unrealized gains (losses) from the Company's available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold.

The definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Thursday, November 7, 2019 at 10:00 am EST, to discuss the quarter’s results.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.  A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.  This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of  sales representatives; new laws or regulations that affect our distribution model; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations or the failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality, persistency, disability, interest rates and expenses as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event; changes in federal,  state and provincial legislation or regulation that affects our insurance and investment product businesses; our failure to meet regulatory capital ratios  or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business; fluctuations in the performance of client assets under management; legal and regulatory investigations and actions concerning us or sales representatives; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of, or legal challenges to, the support tools we provide to sales force; the failure of our information technology systems, breach of our information security or failure of our business continuity plan; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; the loss of key personnel; and fluctuations in the market price of our common stock or  Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial services to middle-income households in North America. Licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured approximately 5 million lives and had over 2 million client investment accounts at December 31, 2018. Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in North America in 2018. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: investorrelations@primerica.com

Media Contact:

Keith Hancock

470-564-6328

Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30, 2019	December 31, 2018
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,292,260	$2,069,635
Fixed-maturity security held-to-maturity, at amortized cost	1,140,250	970,390
Short-term investments available-for-sale, at fair value	-	8,171
Equity securities, at fair value	40,081	37,679
Trading securities, at fair value	13,616	13,610
Policy loans	33,982	31,501
Total investments	3,520,189	3,130,986
Cash and cash equivalents	237,746	262,138
Accrued investment income	18,260	17,057
Reinsurance recoverables	4,166,362	4,141,569
Deferred policy acquisition costs, net	2,281,560	2,133,920
Agent balances, due premiums and other receivables [1]	246,977	215,139
Intangible assets, net	45,559	48,111
Income taxes	67,801	59,336
Operating lease right-of-use assets	48,442	-
Other assets [1]	390,986	391,291
Separate account assets	2,427,852	2,195,501
Total assets	$13,451,734	$12,595,048

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,374,327	$6,168,157
Unearned and advance premiums	16,577	15,587
Policy claims and other benefits payable	316,535	313,862
Other policyholders' funds	381,818	370,644
Notes payable	373,942	373,661
Surplus note	1,139,592	969,685
Income taxes	207,454	187,104
Operating lease liabilities	54,703	-
Other liabilities	511,190	486,772
Payable under securities lending	39,933	52,562
Separate account liabilities	2,427,852	2,195,501
Total liabilities	11,843,923	11,133,535

Stockholders' equity:
Common stock	415	427
Paid-in capital	-	-
Retained earnings	1,553,285	1,489,520
Accumulated other comprehensive income (loss), net of income tax	54,111	(28,434)
Total stockholders' equity	1,607,811	1,461,513
Total liabilities and stockholders' equity	$13,451,734	$12,595,048

(1)

Certain reclassifications have been made to the December 31, 2018 amounts to conform to current-period reporting classifications.  These reclassifications had no impact on net income or total stockholders’ equity.

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,
	2019	2018
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$692,258	$670,222
Ceded premiums	(388,982)	(391,175)
Net premiums	303,276	279,047
Commissions and fees	179,719	170,879
Net investment income	22,675	20,622
Realized investment gains (losses), including OTTI	285	(126)
Other, net	14,698	14,359
Total revenues	520,653	484,781

Benefits and expenses:
Benefits and claims	128,684	118,787
Amortization of deferred policy acquisition costs	63,883	59,534
Sales commissions	89,061	84,588
Insurance expenses	44,854	41,925
Insurance commissions	6,980	6,584
Interest expense	7,209	7,216
Other operating expenses	54,843	54,712
Total benefits and expenses	395,514	373,346
Income before income taxes	125,139	111,435
Income taxes	28,916	26,296
Net income	$96,223	$85,139

Earnings per share:
Basic earnings per share	$2.28	$1.95
Diluted earnings per share	$2.28	$1.94

Weighted-average shares used in computing earnings per share:
Basic	41,964	43,452
Diluted	42,100	43,589

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended September 30,
	2019	2018	% Change
Total revenues	$520,653	$484,781	7%
Less: Realized investment gains (losses), including OTTI	285	(126)
Less: 10% deposit asset MTM included in net investment income (NII)	534	(297)
Adjusted operating revenues	$519,834	$485,204	7%

Income before income taxes	$125,139	$111,435	12%
Less: Realized investment gains (losses), including OTTI	285	(126)
Less: 10% deposit asset MTM included in NII	534	(297)
Adjusted operating income before income taxes	$124,320	$111,858	11%

Net income	$96,223	$85,139	13%
Less: Realized investment gains (losses), including OTTI	285	(126)
Less: 10% deposit asset MTM included in NII	534	(297)
Less: Tax impact of preceding items	(189)	104
Less: Transition impact of tax reform	-	969
Adjusted net operating income	$95,593	$84,489	13%

Diluted earnings per share (1)	$2.28	$1.94	17%
Less: Net after-tax impact of operating adjustments	0.02	0.01
Diluted adjusted operating earnings per share (1)	$2.26	$1.93	17%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2019	2018
Direct premiums	$685,539	$663,183
Less: Premiums ceded to IPO coinsurers	267,856	284,742
Adjusted direct premiums	$417,683	$378,441

Ceded premiums	$(387,120)	$(389,332)
Less: Premiums ceded to IPO coinsurers	(267,856)	(284,742)
Other ceded premiums	$(119,264)	$(104,590)

Net premiums	$298,419	$273,851

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2019	2018
Total revenues	$32,973	$31,540
Less: Realized investment gains (losses), including OTTI	285	(126)
Less: 10% deposit asset MTM included in NII	534	(297)
Adjusted operating revenues	$32,154	$31,963

Loss before income taxes	$(7,416)	$(7,954)
Less: Realized investment gains (losses), including OTTI	285	(126)
Less: 10% deposit asset MTM included in NII	534	(297)
Adjusted operating loss before income taxes	$(8,235)	$(7,531)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	September 30, 2019	December 31, 2018
Stockholders' equity	$1,607,811	$1,461,513
Less: Unrealized net investment gains (losses) recorded in stockholders' equity, net of income tax	66,377	(7,370)
Adjusted stockholders' equity	$1,541,434	$1,468,883